UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.   20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report:	November 2, 2004
Date of Earliest Event Reported:	October 27, 2004

OFFICEMAX INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	1-5057	82-0100960
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

150 Pierce Road Itasca, Illinois	60143
(Address of principal executive offices)	(Zip Code)

(630) 773-5000
(Registrant’s telephone number, including area code)

Boise Cascade Corporation, 1111 West Jefferson Street, P.O. Box 50 Boise, Idaho 83728
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a material definitive agreement.

On October 27, 2004, OfficeMax Incorporated (formerly Boise Cascade Corporation) and its subsidiary, Boise Southern Company, each entered into an interest rate swap agreement with J. Aron & Company, an affiliate of Goldman, Sachs & Co, copies of which are attached as Exhibits 10.1 and 10.2, respectively.  The agreements are meant to hedge the interest rate risk associated with the monetization of the installment notes received in the company’s forest products divestiture completed on October 29, 2004.

The OfficeMax Incorporated swap was for a notional amount of $1.238 billion and the Boise Southern Company swap was for a notional amount $232 million.  Each agreement is expected to be cash settled on or before December 20, 2004.  The value of the agreements at the settlement date will be influenced by changes in long-term interest rates between now and the time the agreements are settled.

If long-term interest rates rise before the settlement date, the company would expect to receive a payment from J. Aron largely offsetting the decline in the amount the company would be able to realize from the planned monetization transaction.  If long-term interest rates decline before the settlement date, the company would expect to pay J. Aron upon settlement; however, the company would expect to be able to achieve a higher level of monetization proceeds.

Item 9.01	Financial Statements and Exhibits.
(c)	Exhibits.

	Exhibit 10.1	Interest Rate Swap Agreement dated October 27, 2004, between J. Aron & Company and OfficeMax Incorporated (formerly Boise Cascade Corporation)
	Exhibit 10.2	Interest Rate Swap Agreement dated October 27, 2004, between J. Aron & Company and Boise Southern Company

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OFFICEMAX INCORPORATED

By	/s/ Matthew R. Broad
Matthew R. Broad
Executive Vice President, General Counsel

Date:  November 2, 2004

EXHIBIT INDEX

Number	Description

10.1	Interest Rate Swap Agreement dated October 27, 2004, between J. Aron & Company and OfficeMax Incorporated (formerly Boise Cascade Corporation)
10.2	Interest Rate Swap Agreement dated October 27, 2004, between J. Aron & Company and Boise Southern Company